Exhibit 99.1

Ardelyx Reports Second Quarter 2025 Financial Results and Provides Business Update

Company reports strong commercial performance in the second quarter, recording $97.7 million in total revenue, reflecting 33% growth year-over-year
IBSRELA generated net sales revenue of $65.0 million;
XPHOZAH generated net sales revenue of $25.0 million
Company ends Q2 with $238.5 million in cash, cash equivalents and investments
Company raises 2025 IBSRELA net sales revenue expectations to $250-$260 million
Conference call scheduled for 4:30 PM Eastern Time
WALTHAM, Mass., August 4, 2025 - Ardelyx, Inc. (Nasdaq: ARDX), a biopharmaceutical company founded with a mission to discover, develop and commercialize innovative, first-in-class medicines that meet significant unmet medical needs, today reported financial results for the second quarter ended June 30, 2025 and provided a business update.
“Ardelyx delivered an outstanding second quarter of 2025, generating nearly $100 million in total revenue, a 33% increase compared to the same period in 2024 and growth of 32% quarter-over-quarter. We delivered significant, meaningful results from both of our commercial products, demonstrating the important role they play in helping patients,” said Mike Raab, president and chief executive officer of Ardelyx. “During the second quarter, IBSRELA recorded its highest revenue quarter, with growth across all key demand indicators. Our confidence in IBSRELA continues to grow, and we are raising our 2025 revenue expectations to $250-$260 million. XPHOZAH also delivered a very encouraging quarter with significant prescription growth compared to the first quarter of 2025. This performance demonstrates that our strategy to provide access to XPHOZAH for all appropriate patients is working in this new market environment. We are confident in our team’s ability to deliver growth for XPHOZAH for the remainder of 2025.”
Raab continued, “In addition to driving significant revenue growth, we carefully managed investments and closed on an option to draw additional debt at a reasonable cost. Ardelyx is gaining momentum as we head into the second half of 2025, and we remain focused on commercial execution and bringing our medicines to patients who need more options.”
IBSRELA® (tenapanor) records $65.0 million in net sales revenue in Q2 2025
IBSRELA reported $65.0 million in U.S. net sales revenue during the second quarter of 2025, reflecting significant year-over-year growth of 84% and quarter-over-quarter growth of 46%. IBSRELA delivered its highest demand quarter, including record highs for new and refill prescriptions and new and repeat writers, driven by a continued strategic focus on commercial execution and prescription pull-through. Ardelyx now expects full-year 2025 IBSRELA U.S. net sales revenue to be between $250.0 and $260.0 million.
XPHOZAH® (tenapanor) records $25.0 million net sales revenue during Q2 2025
U.S. net sales revenue for XPHOZAH during the second quarter of 2025 was $25.0 million, driven by growing demand for XPHOZAH among prescribing healthcare providers. Compared to the first quarter of 2025, XPHOZAH net sales revenue increased 7%. Excluding the one-time returns reserve release reported during the first quarter, XPHOZAH net sales revenue growth was 27% quarter-over-quarter.
Other Corporate Developments
•In July, the company announced an amendment to its February 2022 loan agreement with investment affiliates managed by SLR Investment Corp. (SLR). The company drew the remaining $50 million tranche at SOFR plus 4%, subject to a SOFR floor of 4.7%. The amendment also provides the Company with the option to draw an additional $100.0 million of debt, consisting of two tranches of $50.0 million.
•In June, the company announced the appointment of Mike Kelliher as Chief Business Officer and James P. Brady as Chief Human Resources Officer.
•The company presented three posters, including results from the IBS in America 2024 supplemental survey demonstrating that the severity of IBS-C correlates with financial hardship and distress, at the 2025 Digestive Disease Week Conference, held May 3-6, 2025.

•The company presented a post-hoc analysis of the OPTIMIZE Study, an open-label clinical trial of XPHOZAH as a poster at the National Kidney Foundation 2025 Spring Clinical Meetings, held April 10-13, 2025.
Second Quarter 2025 Financial Results
•    Cash Position: As of June 30, 2025, the company had total cash, cash equivalents and short-term investments of $238.5 million, as compared to total cash, cash equivalents and short-term investments of $250.1 million as of December 31, 2024. In June, the company drew $48.7 million in net proceeds under its term loan with SLR Investment Corp.
•    Revenues: Total revenue for the quarter ended June 30, 2025 was $97.7 million, compared to $73.2 million in total revenue during the quarter ended June 30, 2024, reflecting increased IBSRELA net product sales and product supply revenue.
–IBSRELA U.S. net product sales revenue was $65.0 million, compared to $35.4 million during the same period of 2024.
–XPHOZAH U.S. net product sales revenue was $25.0 million, compared to $37.1 million during the same period of 2024. The year-over-year decline in revenue is due to the loss of Medicare coverage following the transition of oral only therapies into the Medicare End-Stage Renal Disease Prospective Payment System on January 1, 2025.
–Product supply revenue was $6.2 million, compared to $13 thousand during the same period of 2024.
–Licensing revenue was $20 thousand, compared to $19 thousand during the same period of 2024.
–Non-cash royalty revenue related to the sale of future royalties was $1.4 million, compared to $0.6 million during the same period of 2024.
•    R&D Expenses: Research and development expenses were $15.7 million for the quarter ended June 30, 2025, compared to $12.8 million for the quarter ended June 30, 2024.
•    SG&A Expenses: Selling, general and administrative expenses were $84.0 million for the quarter ended June 30, 2025, compared to $64.7 million for the quarter ended June 30, 2024. The increase primarily reflected increased commercialization and administrative investments to support net sales growth of IBSRELA and XPHOZAH.
•    Net Loss: Net loss for the quarter ended June 30, 2025 was $19.1 million, or $(0.08) per share, compared to net loss of $16.5 million, or $(0.07) per share, for the quarter ended June 30, 2024. The net loss for the second quarter of 2025 included share-based compensation expense of $11.7 million and non-cash interest expense related to the sale of future royalties of $2.2 million.
Conference Call Details
The company will host a conference call today, August 4, 2025, at 4:30 PM ET to discuss today’s announcement. To participate in the conference call, please dial (877) 346-6112 (domestic) or (848) 280-6350 (international) and ask to be joined into the Ardelyx call. A webcast of the call can also be accessed by visiting the Investor page of the company’s website, https://ir.ardelyx.com/, and will be available on the website for 30 days following the call.
IMPORTANT SAFETY INFORMATION (IBSRELA)

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS
IBSRELA is contraindicated in patients less than 6 years of age; in nonclinical studies in young juvenile rats administration of tenapanor caused deaths presumed to be due to dehydration. Avoid use of IBSRELA in patients 6 years to less than 12 years of age. The safety and effectiveness of IBSRELA have not been established in patients less than 18 years of age.

CONTRAINDICATIONS
•IBSRELA is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.
•IBSRELA is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

WARNINGS AND PRECAUTIONS
Risk of Serious Dehydration in Pediatric Patients
•IBSRELA is contraindicated in patients below 6 years of age. The safety and effectiveness of IBSRELA in patients less than 18 years of age have not been established. In young juvenile rats (less than 1 week old; approximate human age equivalent of less than 2 years of age), decreased body weight and deaths occurred, presumed to be due to dehydration, following oral administration of tenapanor. There are no data available in older juvenile rats (human age equivalent 2 years to less than 12 years).
•Avoid the use of IBSRELA in patients 6 years to less than 12 years of age. Although there are no data in older juvenile rats, given the deaths in younger rats and the lack of clinical safety and efficacy data in pediatric patients, avoid the use of IBSRELA in patients 6 years to less than 12 years of age.
Diarrhea
Diarrhea was the most common adverse reaction in two randomized, double-blind, placebo-controlled trials of IBS-C. Severe diarrhea was reported in 2.5% of IBSRELA-treated patients. If severe diarrhea occurs, suspend dosing and rehydrate patient.
MOST COMMON ADVERSE REACTIONS
The most common adverse reactions in IBSRELA-treated patients (incidence ≥2% and greater than placebo) were: diarrhea (16% vs 4% placebo), abdominal distension (3% vs <1%), flatulence (3% vs 1%) and dizziness (2% vs <1%).
INDICATION
IBSRELA (tenapanor) is indicated for the treatment of Irritable Bowel Syndrome with Constipation (IBS-C) in adults.
Please see full Prescribing Information, including Boxed Warning, for additional risk information.
IMPORTANT SAFETY INFORMATION (XPHOZAH)
CONTRAINDICATIONS
XPHOZAH is contraindicated in:
•Pediatric patients under 6 years of age
•Patients with known or suspected mechanical gastrointestinal obstruction
WARNINGS AND PRECAUTIONS
Diarrhea
Patients may experience severe diarrhea. Treatment with XPHOZAH should be discontinued in patients who develop severe diarrhea.
MOST COMMON ADVERSE REACTIONS
Diarrhea, which occurred in 43-53% of patients, was the only adverse reaction reported in at least 5% of XPHOZAH-treated patients with CKD on dialysis across trials. The majority of diarrhea events in the XPHOZAH-treated patients were reported to be mild-to-moderate in severity and resolved over time, or with dose reduction. Diarrhea was typically reported soon after initiation but could occur at any time during treatment with XPHOZAH. Severe diarrhea was reported in 5% of XPHOZAH-treated patients in these trials.
INDICATION
XPHOZAH (tenapanor), 30 mg BID, is indicated to reduce serum phosphorus in adults with chronic kidney disease (CKD) on dialysis as add-on therapy in patients who have an inadequate response to phosphate binders or who are intolerant of any dose of phosphate binder therapy.
For additional safety information, please see full Prescribing Information.
About Ardelyx
Ardelyx was founded with a mission to discover, develop and commercialize innovative, first-in-class medicines that meet significant unmet medical needs. Ardelyx has two commercial products approved in the United States, IBSRELA® (tenapanor) and XPHOZAH® (tenapanor) as well as early-stage pipeline candidates. Ardelyx has agreements for the development and commercialization of tenapanor outside of the U.S. Kyowa Kirin commercializes PHOZEVEL® (tenapanor) for hyperphosphatemia in Japan. A New Drug Application for tenapanor for hyperphosphatemia has been approved in China with

Fosun Pharma. Knight Therapeutics commercializes IBSRELA in Canada. For more information, please visit https://ardelyx.com/ and connect with us on X (formerly known as Twitter), LinkedIn and Facebook.
Forward Looking Statements
To the extent that statements contained in this press release are not descriptions of historical facts regarding Ardelyx, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor of the Private Securities Reform Act of 1995, including Ardelyx’s current expectations regarding the long term potential for Ardelyx’s existing commercial products; opportunities for continued IBSRELA and XPHOZAH net sales revenue growth during the remainder of 2025; and the projected U.S. net product sales revenue for IBSRELA for full year 2025. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control, that could cause actual outcomes or results to differ materially from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties associated with the development of, regulatory process for, and commercialization of drugs in the U.S. and internationally. Ardelyx undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Ardelyx's business in general, please refer to Ardelyx’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 4, 2025, and its future current and periodic reports to be filed with the Securities and Exchange Commission.

Investor and Media Contacts:
Caitlin Lowie
clowie@ardelyx.com

Ardelyx, Inc.
Condensed Balance Sheets
(in thousands)

	June 30, 2025	December 31, 2024
	(Unaudited)	(1)
Assets
Cash and cash equivalents	$90,045	$64,932
Short-term investments	148,407	185,168
Accounts receivable	62,553	57,705
Prepaid commercial manufacturing	12,740	16,378
Inventory	123,259	91,184
Property and equipment, net	2,143	1,495
Right-of-use assets	5,006	2,380
Prepaid and other assets	22,617	16,512
Total assets	$466,770	$435,754

Liabilities and stockholders’ equity
Accounts payable	$21,685	$16,000
Accrued compensation and benefits	11,814	14,940
Current portion of operating lease liability	1,182	1,562
Deferred revenue	18,575	17,918
Accrued expenses and other liabilities	44,776	35,665
Long-term debt	201,446	150,853
Deferred royalty obligation related to the sale of future royalties	27,761	25,527
Total stockholders’ equity	139,531	173,289
Total liabilities and stockholders’ equity	$466,770	$435,754

(1) Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Ardelyx, Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues
Product sales, net
IBSRELA	$65,045	$35,445	$109,448	$63,806
XPHOZAH	25,032	37,146	48,443	52,297
Total product sales, net	90,077	72,591	157,891	116,103
Product supply revenue	6,185	13	6,439	2,139
Licensing revenue	20	19	5,040	36
Non-cash royalty revenue related to the sale of future royalties	1,380	599	2,406	967
Total revenues	97,662	73,222	171,776	119,245
Cost of goods sold
Cost of product sales	3,245	1,405	5,585	2,418
Other cost of revenue	9,158	8,031	19,121	14,146
Total cost of goods sold	12,403	9,436	24,706	16,564
Operating expenses
Research and development	15,666	12,762	30,604	23,341
Selling, general and administrative	83,988	64,654	167,210	117,648
Total operating expenses	99,654	77,416	197,814	140,989
Loss from operations	(14,395)	(13,630)	(50,744)	(38,308)
Interest expense	(4,356)	(3,326)	(8,547)	(5,682)
Non-cash interest expense related to the sale of future royalties	(2,219)	(1,576)	(4,290)	(3,278)
Other income, net	1,892	2,145	4,218	4,484
Loss before provision for income taxes	(19,078)	(16,387)	(59,363)	(42,784)
Provision for income taxes	1	67	860	188
Net loss	$(19,079)	$(16,454)	$(60,223)	$(42,972)
Net loss per share of common stock - basic and diluted	$(0.08)	$(0.07)	$(0.25)	$(0.18)
Shares used in computing net loss per share - basic and diluted	239,928,570	234,571,192	239,279,962	233,818,576